                                                                   EXHIBIT 11.01

                            PORTOLA PACKAGING, INC.
                 COMPUTATION OF NET INCOME (LOSS) PER SHARE (1)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                       YEAR ENDED AUGUST 31,
                                                                                  --------------------------------
                                                                                    1997        1996       1995
                                                                                  ---------  ----------  ---------
Weighted average common shares outstanding for the period.......................     11,766      11,800     11,393
                                                                                  ---------  ----------  ---------
Shares used in per share calculation............................................     11,766      11,800     11,393
                                                                                  ---------  ----------  ---------
                                                                                  ---------  ----------  ---------
Income (loss) before extraordinary items........................................  $  (7,411) $   (8,177) $     140
Less the increase in the put value of warrants..................................     (1,115)       (895)      (610)
                                                                                  ---------  ----------  ---------
Loss before extraordinary item..................................................  $  (8,526) $   (9,072) $    (470)
                                                                                  ---------  ----------  ---------
                                                                                  ---------  ----------  ---------
Net income (loss)...............................................................  $  (7,411) $   (9,442) $     140
Less the increase in the put value of warrants..................................     (1,115)       (895)      (610)
                                                                                  ---------  ----------  ---------
Net loss attributable to common shareholders....................................  $  (8,526) $  (10,337) $    (470)
                                                                                  ---------  ----------  ---------
                                                                                  ---------  ----------  ---------
Net loss per share before extraordinary item....................................  $   (0.72) $    (0.77) $   (0.04)
                                                                                  ---------  ----------  ---------
                                                                                  ---------  ----------  ---------
Net loss per share..............................................................  $   (0.72) $    (0.88) $   (0.04)
                                                                                  ---------  ----------  ---------
                                                                                  ---------  ----------  ---------

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(1) There is no difference between primary and fully diluted net income (loss)
    per share for all periods presented.